Exhibit 4.1

HUNTSMAN CORPORATION
STOCK INCENTIVE PLAN
[amended and restated]

SECTION  1.             Purpose of the Plan

The Huntsman Corporation Stock Incentive Plan (the “Plan”) is intended to promote the interests of Huntsman Corporation, a Delaware corporation (the “Company”), by encouraging Employees, Consultants and Directors to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.  The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

SECTION  2.             Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean an Option, Restricted Stock, Performance Award, Phantom Shares, SAR, Substitute Award, or Other Stock-Based Award.

“Award Agreement” shall mean any written or electronic agreement, contract, instrument, or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean: (a) with respect to an Award that is subject to Section 409A of the Code, the occurrence of any event which constitutes a change of control under Section 409A of the Code, including any regulations promulgated pursuant thereto; and (b) with respect to any other Award, the occurrence of any of the following events:  (i) the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a Subsidiary of the Company or a Company employee benefit plan, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or (ii) the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which Persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such event; or (iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(v) the approval by the Board or the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the Board or any committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan.

“Consultant” shall mean any individual who is not an Employee or a member of the Board and who provides consulting, advisory or other similar services to the Company or a Subsidiary.

“Director” shall mean any member of the Board who is not an Employee.

“Employee” shall mean any employee of the Company or a Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any applicable date, the last reported sales price for a Share on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Shares) for the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the last preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate.  In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Incentive Stock Option” or “ISO” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.

“Incumbent Directors” shall mean directors who either (A) are directors of the Company as of  the date the Plan was adopted, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent  Directors.

“Non-Qualified Stock Option” or “NQO” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean an Award granted under Section 6(g) of the Plan.

“Participant” shall mean any Employee, Consultant or Director granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Person” shall mean individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean the right to receive Shares or cash equal to the Fair Market Value of such Shares, or any combination thereof, as determined by the Committee, which is granted pursuant to Section 6(d) of the Plan.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SAR” shall mean a stock appreciation right granted under Section 6(e) of the Plan that entitles the holder to receive the excess of the Fair Market Value of a Share on the relevant date over the exercise price of such SAR, with the excess paid in cash and/or in Shares in the discretion of the Committee, subject to the limitation on cash payments in Section 4(d).

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards of the Plan.

“Subsidiary” shall mean any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Company owns a majority of the voting power of the entity directly or indirectly, and any other entity in which the Company has an economic interest that is designated by the Committee as a Subsidiary for purposes of the Plan, except with respect to the grant of an ISO, in which case the term Subsidiary shall mean any “subsidiary corporation” of the Company as defined in Section 424 of the Code.

“Substitute Award” shall mean an Award granted pursuant to Section 6(f) of the Plan.

SECTION  3.             Administration.

The Plan shall be administered by the Committee.  A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:  (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (viii) amend any Award under the Plan as provided in Section 7(ii); and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person.  The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more officers of the Company, the authority to grant Awards to Employees and Consultants who are not, and whose family members are not, subject to Section 16(b) of the Exchange Act (for this purpose “family members” include brothers or sisters (whether by whole or half blood), spouse, ancestors, or lineal descendants of the Employee or Consultant, and any spouse of any of the foregoing).  The Committee may impose such limitations and restrictions, in addition to any required limitations or restrictions, as the Committee may determine in its sole discretion.  Any Award granted pursuant to such a delegation shall be subject to all of the provisions of the Plan concerning such Award.

SECTION  4.             Shares Available for Awards.

(a)           Shares Available.  Subject to adjustment as provided in Section 4(c), the number of Shares that may be issued with respect to Awards under the Plan (including pursuant to the exercise of Incentive Stock Options) shall be the sum of (i) the 21,590,909 shares originally authorized under the Plan plus (ii) an additional 11,000,000 Shares authorized pursuant to this amendment and restatement of the Plan.  To the extent an Award has been or is settled with the delivery of Shares, such Shares shall not be available for issuance under future Awards under the Plan.  If an Award is surrendered, forfeited or otherwise lapses, expires, terminates or is canceled without the actual delivery of Shares (including a vested Phantom Share Award that is settled in cash), then the Shares covered by such Award, to the extent of such surrender, forfeiture, expiration, lapse, termination, cancellation of payment in cash, shall again be Shares that may be issued with respect to Awards granted under the Plan; provided, however, if an Award is surrendered or exchanged for another Award under the Plan, the Shares that were subject to the surrendered or exchanged Award shall not become Shares available for issuance with respect to another Award granted under the Plan.  For purposes of clarity, shares of Restricted Stock shall not be considered as being “issued” or “delivered” Shares until such Shares become vested.  Shares that, after the effective date of this amendment and restatement of the Plan, are withheld by the Company or “netted” from an Award to satisfy tax withholding obligations or pay exercise prices shall be considered Shares delivered under the Plan and shall not be available for issuance of new Awards under the Plan.  Shares that have been withheld or “netted,” before the effective date of this amendment and restatement, for the satisfaction of withholding taxes or the payment of exercise prices shall be treated as Shares that have not been delivered pursuant to an Award.

(b)           Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(c)           Adjustments.  In the event of a stock dividend, stock split, reverse stock split or similar event  with respect to Shares, the number of Shares with respect to which Awards may be granted, the number of Shares subject to outstanding Awards, the grant or exercise price with respect to outstanding Awards and the individual annual grant limits with respect to Awards (other than dollar denominated Awards) automatically shall be proportionately adjusted, without action by the Committee; provided, however, such automatic adjustment shall be evidenced by written addendums to the Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Treasury Regulations concerning Incentive Stock Options.

(d)           Individual Participant Limits.  Subject to adjustment as provided in Section 4(c), the maximum number of Share-denominated Awards that may be granted under the Plan to any individual during the “new” term of the Plan, i.e., the period beginning on the effective date of this amendment and restatement as provided in Section 9 and ending on the date or event as provided in Section 10, shall not exceed 4,000,000.  The maximum amount of dollar-denominated Awards that may be granted to any Participant during any calendar year may not exceed $7,000,000.

SECTION  5.             Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee.

SECTION  6.             Awards.

(a)           Options.  Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including performance objectives, if any, and the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i)             Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but, except with respect to a Substitute Award, shall not be less than the Fair Market Value per Share on the effective date of such grant.

(ii)            Time and Method of Exercise.  The Committee shall determine and provide in the Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned by the Participant for more than six months (unless such holding requirement is waived by the Committee), a “cashless-broker” exercise (through procedures approved by the Company), other securities or other property, a note (to the extent permitted by applicable law), a withholding or “netting” of Shares from the Option if it is not an Incentive Stock Option, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.  The maximum term for an Option shall be 10 years.

(iii)           Incentive Stock Options.  An Incentive Stock Option may be granted only to an individual who is an employee of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted and must be granted within 10 years from the date the Plan was approved by the Board or the stockholders of the Company, whichever is earlier.  To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, or such Options fail to constitute Incentive Stock Options for any reason, such purported Incentive Stock Options shall be treated as Non-Qualified Stock Options.  The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s purported Incentive Stock Options do not constitute Incentive Stock Options and shall notify the Participant of such determination as soon as reasonably practicable after such determination.  No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.  An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

(iv)          Forfeiture.  Upon a Participant’s termination of service with the Company and its Subsidiaries, whether voluntary or involuntary (and including without limitation termination on account of death, disability, or retirement), all such Participant’s Options as to which the Restricted Period has not elapsed as of the date of termination shall be forfeited, and all such Participant’s Options as to which the Restricted Period has elapsed as of the date of termination shall remain exercisable for the period of time set forth in the Award Agreement, after which time any such Options which remain unexercised shall be forfeited.   However, the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to a Participant’s Options.

(b)           Restricted Stock.  The Committee shall have the authority to grant Awards of Restricted Stock to such Participants upon such terms and conditions as the Committee may determine.

(i)            Terms and Conditions.  Each Restricted Stock Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance objectives, if any, as the Committee may specify at the date of grant; provided, however, the minimum Restricted Period for a Restricted Stock Award shall be one year for a performance-based Award, and three-year pro rata period for a nonperformance-based Award, except as provided in clause (iv) below and in Sections 6(h)(ix) and (x).  During the Restricted Period, the Participant shall have such rights of ownership in or with respect to the Restricted Shares as set forth in the Award Agreement, subject to clause (ii) below concerning dividends.  The holder of Restricted Stock shall be entitled to receive an equal number of unrestricted Shares in exchange for his or her Restricted Stock upon the lapse or other satisfaction of the applicable restrictions.  The Committee shall cause such unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, to be issued promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(ii)            Dividends.  Dividends and distributions made with respect to a share of Restricted Stock shall be held by the Company in a bookkeeping account for the Participant (credited either as cash (without interest) or as Phantom Shares), which account shall be subject to the same vesting and forfeiture restrictions as the share of Restricted Stock with respect to which such dividends and distributions are made.

(iii)           Registration.  Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iv)          Forfeiture.  Upon a Participant’s termination of service with the Company and its Subsidiaries during an applicable Restricted Period, all Restricted Stock subject to such Restricted Period shall be forfeited by the Participant and re-acquired by the Company.  Notwithstanding the foregoing, the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining forfeiture and other restrictions with respect to such Participant’s Restricted Stock if such termination of service is (x) due to the Participant’s death, disability, or retirement, or (y) an involuntary termination by the Company or Subsidiary other than for cause, or a termination by the Participant for a “good reason”, as defined in the Award Agreement or an employment or severance agreement with (or a plan of) the Company or a Subsidiary, (the foregoing collectively being a “Permitted Waiver Event”); provided, however, if the Award is to a “covered employee” and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such waiver may be only upon a termination due to death or disability or a Change of Control of the Company or other event permitted under Section 162(m) of the Code.

(v)           Transfer Restrictions.  During the Restricted Period, Restricted Stock will be subject to such limitations on transfer as necessary to comply with Section 83 of the Code.

(c)           Performance Awards.  The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash amount at the time of grant and confer on the Participant the right to receive payment of all or part of such Award upon the achievement of such performance objectives during such Restricted Periods as the Committee shall establish with respect to the Award.

(i)             Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance objectives to be achieved during the applicable Restricted Period, the length of the Restricted Period, the amount of any Performance Award and the amount of any payment to be made pursuant to the vesting of any Performance Award.

(ii)            Payment of Performance Awards.  Performance Awards are earned when the Restricted Period has elapsed.  Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments promptly following the close of the Restricted Period, in accordance with procedures established by the Committee with respect to such Award.

(iii)           Forfeiture.  Upon a Participant’s termination of service with the Company and its Subsidiaries during the applicable Restricted Period, whether voluntary or involuntary (and including without limitation termination on account of death, disability, or retirement), all Performance Awards shall be forfeited by the Participant.  However, the Committee may, when it finds that a waiver upon a Permitted Waiver Event would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Performance Award; provided, however, if the Award to a “covered employee” is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such waiver may be only upon a termination due to death or disability or a Change of Control of the Company or other event permitted under Section 162(m) of the Code.

(d)                                 Phantom Shares.  The Committee shall have the authority to grant Awards of Phantom Shares to such Participants upon such terms and conditions as the Committee may determine.

(i)             Terms and Conditions.  Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance objectives, if any, as the Committee may specify at the date of grant; provided, however, the minimum Restricted Period for a Phantom Share Award shall be one year for a performance-based Award, and a three-year pro rata vesting period for a nonperformance-based Award, except as provided in clause (iii) below and Sections 6(h)(ix) and (x).  During the Restricted Period, the Participant shall not have any rights of ownership in or with respect to the Phantom Shares. Phantom Shares shall be earned upon the lapse of the Restricted Period.  The Committee shall cause the corresponding number of Shares to be issued or transferred, or shall cause the corresponding amount to be paid promptly thereafter.

(ii)            Dividend Equivalents.  With respect to a Phantom Share, the economic equivalent of all dividends and other distributions paid on a Share during the Restricted Period shall be credited by the Company in a cash bookkeeping account (without interest) or in additional Phantom Shares, which account shall be subject to the same vesting and forfeiture restrictions as the related Phantom Share.

(iii)           Forfeiture.  Upon a Participant’s termination of service with the Company and its Subsidiaries during the applicable Restricted Period, all Phantom Shares subject to such Restricted Period shall be forfeited by the Participant.  Notwithstanding the foregoing, the Committee may, when it finds that a waiver upon a Permitted Waiver Event would be in the best interests of the Company, waive in whole or in part any or all remaining forfeiture and other restrictions with respect to such Participant’s Phantom Shares; provided, however, if the Award to a covered employee is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such waiver may be only upon a termination due to death or disability or a Change of Control of the Company or such other event permitted by Section 162(m) of the Code.

(e)                                  SARs.  The Committee shall have the authority to determine the Participants to whom SARs shall be granted, the number of SARs to be granted, the exercise price and the conditions and limitations applicable to the exercise of the SAR, including performance objectives, if any, and the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i)             Exercise Price.  The exercise price per SAR shall be determined by the Committee at the time the SAR is granted, but, except with respect to a Substitute

Award, shall not be less than the Fair Market Value per Share on the effective date of such grant.

(ii)            Time of Exercise.  The Committee shall determine and provide in the Award Agreement the time or times at which a SAR may be exercised in whole or in part.  The maximum term for an SAR shall be 10 years.

(iii)           Method of Payment.  Unless provided in the Award Agreement, the Committee shall determine, in its discretion, whether the SAR shall be paid in cash, shares of Common Stock or a combination thereof.

(iv)          Forfeiture.  Upon a Participant’s termination of service with the Company and its Subsidiaries, whether voluntary or involuntary (and including without limitation termination on account of death, disability, or retirement), all such Participant’s SARs as to which the Restricted Period has not elapsed as of the date of termination shall be forfeited, and all such Participant’s SARs as to which the Restricted Period has elapsed as of the date of termination shall remain exercisable for the period of time set forth in the Award Agreement, after which time any such SARs which remain unexercised shall be forfeited.  However, the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to a Participant’s SARs.

(f)                                    Substitute Awards.  Awards may be granted under the Plan in substitution of similar awards held by individuals who become Employees, Consultants or Directors as a result of a merger, consolidation or acquisition by the Company or a Subsidiary of another entity or the assets of another entity.  Such Substitute Awards, if an Option or SAR, may have an exercise price less than the Fair Market Value of a Share on the date of such substitution, to the extent necessary to preserve the value of the award, and will become exercisable upon the lapse of the Restricted Period.  Such Substitute Awards, if Restricted Stock or Phantom Shares, shall be earned by the Participant, and promptly issued, transferred, or paid, upon the lapse of the Restricted Period.

(g)                                 Other Stock-Based Award.  The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan, which may include fully vested Shares paid in lieu of, or in addition to, cash compensation.  Subject to the terms of the Plan, the Committee shall determine the terms and conditions, including any vesting terms and/or performance objectives, of any such Other Stock-Based Award.  An Other Stock-Based Award, if an Option or SAR, will become exercisable upon the lapse of the Restricted Period.  An Other Stock-Based Award, if Restricted Stock or Phantom Shares, shall be earned by the Participant, and Shares promptly issued or transferred, or the Award paid in cash, as the case may be, as determined by the Committee, upon the lapse of the Restricted Period.

(h)                                 General.

(i)             Award Agreements.  An Award Agreement may be delivered to each Participant to whom an Award is granted.  The terms of the Award Agreement shall be as determined by the Committee, so long as they are consistent with the Plan.

(ii)            Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, or in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary.  Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)           Limits on Transfer of Awards.

(A)           Except as provided in paragraph (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

(B)            Except as provided in paragraph (C) below or in a qualified domestic relations order, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant in any manner (whether for value or other consideration) other than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

(C)            To the extent specifically approved in writing by the Committee, an Award (other than an Incentive Stock Option, may be transferred to immediate family members or related family trusts, limited partnerships or similar family entities on such terms and conditions as the Committee may establish or approve.

(iv)          Terms of Awards.  The term of each Award shall be for such period as may be determined by the Committee, provided the term of an Option and SAR shall be limited as provided in Sections 6(a)(iii) and 6(e)(ii), respectively.

(v)           Share Certificate.  All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(vi)          Consideration for Grants.  Awards may be granted for no cash consideration or for such consideration as the Committee determines, including, without limitation, such minimal cash consideration as may be required by applicable law.

(vii)         Delivery of Shares or other Securities and Payment by Participant of Consideration.  No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.  Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof, provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the plan or the applicable Award Agreement to the Company.

(viii)        Performance Criteria.  The Committee shall establish performance goals applicable to those Awards the payment of which is intended by the Committee to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, where such goals are required in order to so comply.  The performance goals shall be based upon the attainment of such target levels of: (i) earnings per share; (ii) revenues; (iii) cash flow; (iv) cash flow returns; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on capital; (ix) return on equity; (x) economic value added; (xi) gross margin; (xii) net income; (xiii) pretax earnings; (xiv) pretax earnings before interest, depreciation and amortization EBITDA); (xv) pretax earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xvi) operating income; (xvii) total stockholder return; (xviii) debt reduction; (xix) costs or expenses; (xx) safety (including recordable incident rates); (xxi) environmental (including gas releases); (xxii) sales; (xxiii) market share; (xxiv) productivity; (xxv) margins; (xxvi) productivity measures; (xxvii) implementation or completion of significant projects or processes; (xxviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; and (xxix) personal objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporation transactions.  Such targets (other than stock price and earnings per Share) may be expressed in terms of the Company, a Subsidiary, department, division, business unit, or product, as determined by the Committee.  The performance measures shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement, shall be subject to adjustment for specified significant extraordinary items or events.  In this regard, performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split.  Performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, department or business unit.  A performance goal need not be based upon an increase or positive result under a business criterion and may, for example, be based upon limiting economic losses or maintaining the status quo.  Which factor or factors to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant.

(ix)           Unusual Transactions or Events.  In the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other corporate transaction or event or any unusual or nonrecurring transactions or events (including without limitation a Change of Control) affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may take any one or more of the following actions (unless the discretion to take such action would cause an Award to a covered employee to not qualify as “performance-based compensation” under Section 162(m) of the Code if intended to qualify when granted):

(A)           To provide for either (i) the termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (ii) the replacement of such Award with other rights or property of substantially equivalent value selected by the Committee in its sole discretion;

(B)            To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(C)            To make adjustments in the number and type of shares of common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding

Awards and Awards which may be granted in the future, provided that, with respect to outstanding Awards such adjustments shall result in substantially equivalent value to the affected Participants; and

(D)           To provide that such Award shall be exercisable (within such period of time as the Committee may specify, for example, but not by way of limitation, in connection with a Change of Control, the Committee may specify that unexercised, vested Options or SARs terminate upon consummation of the Change of Control), or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement.

(x)            Exception to Minimum Vesting/Restricted Periods on Certain Awards. Notwithstanding anything in Sections 6(b)(i) and 6(d)(i) to the contrary, a vesting or restricted period of less than three years (prorated) may be approved for nonperformance-based awards granted pursuant to such Sections with respect to up to 5% of the Shares authorized under the Plan.

SECTION  7.             Amendment and Termination.

Except to the extent prohibited by applicable law:

(i)             Amendments to the Plan.  The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person (but shareholder approval will be required to the extent required by applicable law or listing requirements); provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company (i) no such amendment, alteration, suspension, discontinuation, or termination shall be made that would increase the total number of Shares that may be issued under Awards (including ISOs) granted under the Plan, except as provided in Sections 4(c) and  6(h)(ix) of the Plan, (ii) increase the class of individuals eligible to receive Awards under the Plan or (iii) materially increase the benefits available under the Plan.  In addition, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(ii)           Amendments to Awards.  Subject to subparagraph (i) above and any express restrictions in the Plan concerning the acceleration of the vesting of Awards, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided that, subject to subparagraph (iii) below, no change in any Award shall materially adversely affect the rights of a Participant under the Award without the consent of such Participant.  Notwithstanding the foregoing, and subject to subparagraph (iii) below, with respect to any Award to a covered employee that is intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment (other than a vesting acceleration on death, disability or Change of Control) would cause the Award to fail to so qualify.

(iii)          Amendments to Preserve or Achieve Tax Treatment and Comply with Law.  Notwithstanding clause (ii) above, the Board or the Committee may amend or alter any terms of any outstanding Award as it deems advisable in order to preserve or achieve its intended tax treatment or to comply with applicable law, provided that such amendments or alterations shall result in substantially equivalent value to the affected Participants.

(iv)          Substantially Equivalent Value.  With respect to amendments, alterations, or adjustments of any Award, “substantially equivalent value” may be determined without consideration of any tax consequences of the amendment, alteration, or adjustment.

SECTION  8.             General Provisions.

(a)           No Rights to Awards.  No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b)           Tax Withholding.  The Company or any Subsidiary is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Shares, or other property) of any applicable taxes required to be withheld by the Company or Subsidiary in respect of the Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company or Subsidiary to satisfy all of its obligations for the payment of such taxes.  In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s tax withholding obligations through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

(c)           No Right to Employment or Retention.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or under any other service contract with the Company or any Subsidiary, or to remain on the Board.  Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or terminate any contractual agreement or relationship with any Consultant, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, in any Award Agreement or any other agreement or contract between the Company or a Subsidiary and the affected Participant.  If a Participant’s employer ceases to be a Subsidiary, such Participant’s Award or Awards shall continue in full force and effect as if the Participant’s employer were still a Subsidiary, unless and until the Committee, within its discretion, adjusts the Participant’s Award or Awards in any of the manners described in Section 6(h)(ix)(A) through (D).

(d)           Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

(e)           Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.  If such amendment or striking of such provision adversely affects the value of the Award, the Committee shall cause appropriate action to be taken to provide the affected Participant with substantially equivalent value to the Award in question.

(f)            Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award, permit the exercise of an Award and/or the satisfaction of its tax withholding obligation in the manner elected by the Participant, holder or beneficiary if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration, the manner of exercise or satisfaction of the tax withholding obligation might violate any applicable law or regulation, including without limitation, the Sarbanes-Oxley Act, or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded or refused, as the case may be, to the relevant Participant, holder or beneficiary.

(g)           No Trust or Fund Created.  Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Subsidiary.

(h)           Section 409A.  With respect to any Award that is subject to Section 409A of the Code, notwithstanding anything in the Plan or the Award Agreement to the contrary such Award shall be construed as necessary to comply with Section 409A of the Code, including, but not limited to, (i) compensation under such Award may not be distributed earlier than as permitted in Section 409A(2) of the Code, (2) the time or schedule of payment of such Award may not be accelerated except as provided in the Treasury Regulations under Section 409A, and (3) no compensation under such Award may be deferred at the Participant’s election or by the Company except as permitted by Code Section 409A.

(i)            No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(j)            Headings.  Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.

(k)           Undertakings of Certain Subsidiaries.  The Subsidiaries who otherwise agree to the terms of the Plan shall, upon request of the Company, fund the cash portion of any Award for a Participant who is an Employee or Consultant of such Subsidiary.

SECTION  9.             Effective Date of Plan.

This amendment and restatement of the Plan shall become effective as of the date of its approval by the stockholders of the Company.  No Awards may be made with respect to the additional Shares added to the Plan by this amendment and restatement prior to such effective date.

SECTION  10.           Term of the Plan.

No Award shall be granted under this amendment and restatement of the Plan prior to the date this amendment and restatement of the Plan is approved by the stockholders of the Company.  If so approved, the Plan shall continue until the earliest of (i) November 4, 2019, (ii) the date the Board terminates the Plan, and (iii) the date Shares are no longer available for Awards under the Plan.  However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.  Until this amendment and restatement becomes effective (or, if this amendment and restatement is not approved by the stockholders), the Plan shall continue as in effect prior to this proposed amendment and restatement.  Nothing herein shall affect the terms of any Award granted prior to the effective date of this amendment and restatement of the Plan.